EXHIBIT 99.1

Red Robin Gourmet Burgers, Inc. Announces Leadership Transitions

Todd Wilson to Resign as CFO Effective December 12, 2025

Jesse Griffith Promoted to Chief Operations Officer

Issues Third-Quarter Financial Outlook

ENGLEWOOD, Colo., November 5, 2025 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced that Todd Wilson, Chief Financial Officer, will depart from the company effective December 12, 2025. Red Robin has begun a formal search to identify qualified candidates to fill the CFO position.

“On behalf of everyone at Red Robin and our board of directors, I would like to thank Todd for his many contributions during his tenure as CFO,” said Dave Pace, President and Chief Executive Officer. “The future of Red Robin remains bright and we are committed to identifying the right person for our next CFO as we continue our work to restore Red Robin to its rightful place in the industry.”

The Company also announced the promotion of Jesse Griffith to Chief Operations Officer. Mr. Griffith joined Red Robin as Senior Vice President of Operations in March 2023 where he has led restaurant operations across the Company. Prior to joining Red Robin, he served as Vice President of Operations with Austin, Texas-based Torchy’s Tacos, which doubled in restaurant unit growth during his tenure. Additionally, Mr. Griffith has held senior operations roles at California Pizza Kitchen, Texas Roadhouse, Quaker Steak & Lube and Bennigan’s. Mr. Griffith has been proud to serve on the boards of both the California Pizza Kitchen and Torchy’s Tacos charitable foundations.

“I’m delighted to name Jesse as COO,” added Pace. “This move reflects the significant contributions that he continues to make in leading our Operations team, and our recent results have been driven by the efficiency and focus on our guests that he has brought to Red Robin. Jesse’s wealth of experience will continue to be instrumental in driving our commitment to four-wall operational excellence and providing exceptional guest service across all our restaurants under our ‘First Choice’ strategic plan.”

Third-Quarter 2025 Outlook

Pace concluded, “In addition to our organizational changes, we are pleased to announce that our third quarter results exceeded our expectations as we are beginning to build momentum under the ‘First Choice’ plan.”

Comparable restaurant sales (1) are now expected to decline approximately 1.2% in the third quarter and Adjusted EBITDA is expected to be between $7.1 million and $7.6 million.

The Company is scheduled to report its fiscal third quarter results on Monday, November 10, 2025, after the market close, followed by a conference call to discuss these results at 4:30 p.m. ET.

(1) Comparable restaurant sales represent the percentage change in revenue from Company-owned restaurants that have operated for at least 18 months as of the beginning of the period presented as compared to the same period in the prior year.

The expected financial results are preliminary and unaudited, have not been reviewed by the Company’s independent registered public accountants, and remain subject to the completion of normal quarter-end accounting procedures and adjustments, and are therefore subject to change. Providing Income (loss) from operations and Net income (loss) guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items. As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures.

Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos Pizza at select locations. It's easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering. Sign up for the royal treatment by joining Red Robin Royalty® today and enjoy Bottomless perks and delicious rewards across nearly 500 Red Robin locations in the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

Forward-Looking Statements

Forward-looking statements in this press release regarding the Company's executive transition, preliminary results for the third quarter ended October 5, 2025, and future performance and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as "expect," "believe," "anticipate," "intend," "plan," "project," "could," "should," "will," "outlook" or "estimate," or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to, the completion of normal quarter-end accounting procedures and adjustments with respect to our preliminary results for the third quarter of 2025, the ability of the Company to achieve, and the effectiveness of, our strategies, priorities and plans, including the executive transaction described in this press release; the global and domestic economic and geopolitical environment; our ability to effectively compete in the industry and attract and retain guests; and all additional risk factors described in the Company's Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions:

Kathleen Bush, Red Robin Gourmet Burgers, Inc.

kbush@redrobin.com

(303) 846-5114

For investor relations questions:

investor@redrobin.com